Exhibit 10.5

EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT, dated as of February 16, 2004, is made by and between First American Capital Corporation, a Kansas Corporation (the "Company"), and John Van Engelen ("Executive").

RECITALS

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Term of Employment.
(a) Initial Term; Effective Date. Subject to the terms and conditions set forth herein, the Company hereby employs Executive, and Executive hereby accepts such employment, which shall commence on the Effective Date (as defined below) and shall terminate as of the earliest of:

(i) One (1) year from the Effective Date ("Initial Term");

(ii) the death of Executive; or

(iii) the earliest occurrence of an event described in Section
11(a) of this Agreement.

For purposes of this Agreement, the term "Effective Date" shall mean January 1, 2004.

(b) At-Will Employment. Following the expiration of the Initial Term, unless this Agreement has previously terminated in accordance with Section 1(a) hereof, this Agreement shall, on January 1, 2005, become an at-will employment Agreement, subject to termination by either party, with or without cause, and with or without advance notice. Such termination must be in writing.

(i) In the event of termination during at-will employment, the Company shall have no further liability to Executive under the Agreement for the payment of compensation and benefits under the Agreement, except that any accrued unused vacation and comp days will be paid, and except for any benefits that by law must continue after termination.

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(ii) Notwithstanding Section 1(b)(i), if Executive is terminated by the Company without "cause" (as defined in Section 11(b)) during at-will employment, the Company will pay to Executive severance, which is comprised of three months of Base Salary and payment by the Company for three months of continuation coverage for health insurance, if Executive elects such continuation coverage (collectively, "Severance"). Such Severance is contingent on Executive executing a comprehensive release of all claims against the Company, any affiliates or related companies of Company, and any individuals associated with the Company or its affiliates or related companies, in a form to be prepared by the Company. The three months of Base Salary will be paid over a three month period of time, in regular payroll intervals, with payment to begin within thirty (30) days of the signing of the comprehensive release, but in no event will such payment begin before the eighth day following execution of the release.

2. Duties of Executive.

(a) Title. Executive shall be employed in the position of President/CEO of the Company and of the Company's affiliate, First Life America Corporation, to perform the duties normally attendant with such position and as assigned to Executive by the Board of Directors of the Company. See Exhibit A for a list of Executive's duties, which Exhibit is attached hereto and incorporated herein. Executive understands and agrees that Executive must abide by all Company policies applicable to employees, unless specifically excluded herein.

(b) Modification of Duties. The Company shall have the right, from time to time, to modify or change Executive's duties and/or responsibility hereunder. Any such modification or change, including, without limitation, the expansion of Executive's duties hereunder, shall not, unless specifically agreed by the Company in a duly executed amendment of this Agreement, result in any modification or increase of Executive's compensation as provided in this Agreement.

(c) Extent of Services. Executive shall devote his/her full time during normal business hours, and additional hours as necessary, to the business of the Company. Any employment for any reason by a third party must be approved in advance by the Board of Directors of the Company.

3. Compensation. During the term of this Agreement and for all services rendered by Executive to or for the Company:

(d) Base Salary. The Company shall pay Executive a gross annual base salary of One Hundred Forty Thousand Dollars ($140,000) ("Base Salary"), which shall be paid in bi-weekly installments in arrears. The payment of compensation authorized under this Agreement shall be subject to applicable withholdings for federal, state and local taxes and for other reductions authorized by Executive under authorized employee benefit plans. The Board of Directors of the Company shall review the Base Salary of Executive at least annually and shall adjust the Base Salary as the Board deems appropriate.

(e) Bonus/Incentive Program. See Exhibit B, which Exhibit is attached hereto and incorporated herein.

3. Executive Benefits. During Executive's employment under this Agreement, Executive shall be eligible to participate in employee . benefit plans or programs of the Company, if any, generally made available to all other employees of the Company, subject to the eligibility criteria, rules, plan provisions and regulations applicable to such plans. At this time, the plans and programs to be made available to Executive are as set forth on Exhibit C, which is attached hereto and incorporated herein. Nothing contained herein shall be construed as negating or limiting the ability of the Company to amend, modify or terminate such employee benefit plans or programs, in its sole discretion and in accordance with plan documents.

4. Expenses. Subject to the automobile allowance set forth on Exhibit C, the Company shall reimburse Executive for Executive's reasonable travel, meals, entertainment and other similar expenses reasonably incurred in the performance of Executive's duties. All requests for reimbursement for expenses must be accompanied by valid receipts and any other documentation required pursuant to any
applicable Company policy.  Any expenses not   accompanied by
appropriate receipts shall not be reimbursed.

5. Disclosure of Information.

(a) Executive acknowledges that, in and as a result of employment hereunder, Executive will be making use of, acquiring knowledge of and/or adding to confidential or proprietary information relating to the Company and its affiliates, which is not publicly known, including, without limitation, the Company's lists of customers and accounts, systems, procedures, policies, manuals, advertising, marketing plans, marketing strategies, trade secrets, business plans, financial data, strategies, methods of conducting business, price lists, formulas, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports, software code (both object and source), and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of the Company or any affiliate of the Company (collectively, "Confidential Information"). As a material inducement to the Company to enter into this Agreement, Executive covenants and agrees that Executive shall not, at any time during or following the term of Executive's employment with the Company, directly or indirectly, except in furtherance of the Company business and in accordance with the Company policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information, and will maintain the confidentiality of all Confidential Information. Executive acknowledges that, if at any time following the term of employment, Executive enters new employment or any venture that threatens to require knowledge or skills that are inextricably tied up with the Company's confidential information, including trade secrets and intellectual property, the Company is entitled to prevent
Executive from continuing in such employment.

(b) All documents, records, notebooks, software, discs, electronic information, and similar repositories of or documents containing any Confidential Information, including all existing copies or extractions thereof, whether or not in Executive's possession or in Executive's control, and whether prepared by Executive or others, shall be the sole property of the Company. Upon termination of employment with the Company, whether such termination was by Executive or by the Company, all documents, records, notebooks and similar repositories of or documents containing any Confidential Information, including all existing copies or extractions thereof, shall be promptly returned to the Company.

(c) Executive expressly agrees that he/she will not assert any rights to any ideas, inventions, discoveries, concepts, and methods, or improvements thereof, or know-how related thereto, related to the Company and its business, made or acquired by him/her during and related to his/her employment with the Company. All such ideas, inventions, discoveries, concepts, and methods, or improvements thereof, shall be automatically the sole and absolute property of the Company.

7. Restrictive Covenant; Non-compete. By his/her employment with the Company, Executive will acquire additional and intimate knowledge about the customers, financial data, price and business negotiations and business techniques of the Company and its affiliates, as they may now exist or as they may be developed in the future. Executive acknowledges and agrees that the Company in its offer of employment to Executive will allow Executive to perform services for firms, corporations and other associations and business enterprises which Executive may solicit as clients and customers of the Company and its affiliates ("customers"), and in so doing, has and will utilize the Company's ideas, techniques and expertise in establishing an even greater rapport with such customers.

In order to avoid the inadvertent disclosure of the Company's and its affiliates' confidential matters, and as consideration for all of the benefits provided to Executive hereunder, Executive hereby covenants and agrees that during his/her employment with the Company and for two (2) years from and after the effective date of the termination of his/her employment with the Company, whether terminated by Executive or by the Company, Executive shall not, directly or indirectly, either by himself/herself or through others, or as an individual, partner, employee, agent, officer, stockholder or otherwise:

(a) solicit, divert, take away or attempt to take away the business of the Company's present or past customers, or the present or past customers of any affiliated or related companies of the Company, in any business or enterprise competing with the Company or any affiliated or related companies of the Company;

(b) solicit, hire, employ or endeavor to employ, or otherwise interfere with or disrupt the relationship between the Company, or any affiliated or related companies of the Company, and any employees of or persons providing services under contract, including independent contractor agents, to the Company or to any affiliated or related companies of the Company; or

(c) within the State of Kansas, and any state in which First Life America Corporation is licensed and doing business at any time during Executive's employment hereunder or during the two-year period after Executive's employment has terminated, transact any business with, own any interest directly or indirectly in, or be associated with or employed in any capacity by or on behalf of any person, partnership, firm, corporation or other business association engaged or seeking to engage in, any business or enterprise competing directly or indirectly with the Company or any affiliated or related companies of the Company.

Scope of Non-competition. The scope of non-competition referred to in this agreement is limited to the business of life insurance. Any change to the scope of non-competition of this agreement shall only be made in a written agreement duly executed by the parties. Such terms of non-competition as are set forth in this Article 7 shall apply only to such states wherein Company's sales represent, on an individual statewide basis, fifteen (15) percent or more of the Company's total aggregate gross premiums written, as reflected in the Company's official statutory filing for the prior statutory reporting year.

For purposes of this Section 7, the references to "employee" or "person providing services under contract" shall be any individual employed by or providing services under contract to the Company or any affiliated or related companies of the Company at the time of such hiring, solicitation or other act, or any individual so employed or providing services at any time during the six (6) month period preceding such hiring, solicitation or other act.

8. Accounting for Profits. Executive covenants and agrees that if he/she shall violate any of his/her covenants or agreements under Sections 6 or 7 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or under this Agreement.

9. Reasonableness of Restrictions.

(a) Executive has carefully read and considered the provisions of Sections 6, 7, 8, and 9 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section 7 hereof) are fair and reasonable and are reasonably required for the protection of the interests of the Company.

(b) Executive represents that his/her experience, capabilities and personal assets are such that this Agreement does not deprive him/her from either earning a livelihood in the unrestricted business activities which remain open to him/her or from otherwise adequately and appropriately supporting Executive and Executive's family.

(c) In the event that any of the provisions of Sections 6, 7, 8, or 9 shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 6 or 7 relating to time period and/or areas and/or scope of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas or scope such court deems reasonable and enforceable, said time period and/or areas and/or scope of restriction shall be deemed to become and thereafter be the maximum time period and/or areas and/or scope which such court deems reasonable and enforceable.

10. Conflict of Interest. Executive agrees and acknowledges that he/she is to devote his/her entire business time and effort to the Company's business and shall not be engaged in any personal financial interest which may be in conflict with the interest of the Company. Executive acknowledges and agrees that he/she will not accept the receipt of payments, gifts, entertainment, or other fees which go beyond common courtesies usually associated with accepted business practices and which might be regarded as placing him/her under some obligation to a third party dealing with or desiring to deal with the Company. This does not preclude the acceptance of items of minor or nominal value of which are of such nature as would indicate they are merely tokens of respect or friendship and not related to any particular transactions. Executive agrees that during the course of his/her employment hereunder he/she shall not accept any additional fees, compensations, commissions, wages, salaries or remuneration from a third party, without the consent of the Board of Directors of the Company.

11. Termination of Employment During the Initial Term. During the Initial Term of this Agreement,

(a) The employment of Executive will terminate as of the earliest of:

(i) In the event of Executive's disability resulting in an inability to perform his/her essential job functions with or without a reasonable accommodation for a period of, in general, ninety (90) consecutive days, as determined in the sole discretion of the Company and in compliance with applicable law;

(ii) By the mutual written agreement of Executive and the Company;

(iii) Immediately upon a determination by the Company that "cause" exists for such termination;

(iv) Thirty (30) days after notice is given by the Company in the event termination of Executive is without "cause"; and

(v) Thirty (30) days after notice is given by Executive in the event he/she resigns from his/her employment.

(b) For purposes of this Agreement, the term "cause" shall include, without limitation, Executive's material breach of this Agreement, fraud against the Company, misappropriation of the Company's assets, embezzlement, theft, malfeasance, willful misconduct, material failure to follow the Company's rules and regulations, neglect of material duties Executive is required to perform under this Agreement, and the arrest or charge for or with a crime involving drug abuse, violence, dishonesty or theft.

(c) The Company shall have no further liability to Executive under this Agreement for the payment of unaccrued compensation or benefits under this Agreement following the termination of Executive's employment under this Section 11, or for any reason specified in Section 1(a), except that any accrued unused vacation and comp days will be paid, and except for any benefits that by law must continue after Executive's termination.

(d) At any time during the term of this Agreement and, specifically, after notice of termination of this Agreement by either party, the Company may, in its discretion, exclude
Executive from the Company's workplace.

(e) In the event that Executive's employment with the Company is terminated by the Company pursuant to the exercise of Section 11(a)(iv) above, the Company agrees to provide to Executive a severance payment equal to the remaining salary that would have been paid to Executive for the then-existing remaining term of this Agreement had Executive's employment not been terminated. Payment will be made by the Company to Executive by lump sum cash payment made within thirty (30) days after the date of termination hereunder.

12. Executive Termination Due to Change in Control. If there is a "change in control" of the Company, whether during the Initial Term or during at-will employment, Executive may terminate his employment with the Company within a period of sixty (60) days after the change in control becomes effective by providing thirty (30) days written notice (the notice must be given within the requisite sixty (60) days). In such event, Executive will receive a lump sum cash payment in the amount of $280,000 within thirty (30) days of his last date of employment. If Executive (or any covered dependent) elects, pursuant to applicable federal or state law, continuation coverage under the Company's health, major medical or dental plans, the Company will pay for the same portion or percentage of such coverage as it was paying prior to Executive's termination of employment, for the first twelve (12) months of such period of continuation coverage or such lesser period of time as Executive (or any covered dependent) remains eligible for and continues to purchase such continuation coverage. If Executive
(or any covered dependent) remains eligible for and continues to purchase federal or state continuation coverage under Company's health, major medical or dental plans beyond the twelve (12) month period described in the previous sentence, Executive (or such covered dependent) will thereafter be responsible for the full cost of such continuation coverage. In addition, Executive will be immediately vested in any nonqualified deferred compensation arrangement of the Company within which Executive is a participant, and will receive additional severance pay (at the same time as the lump-sum payment described above) equal to the non-vested portion of Executive's account(s) under any qualified pension, profit-sharing or retirement plan of the Company as of the date of termination of employment.
For purposes of this Agreement, the term "change in control" is defined to include:

(a) the consummation of any sale (by the Company or a shareholder) of the Company's stock pursuant to which any person or group (as that term is defined under the rules and regulations of the Securities Exchange Act of 1934, as amended) would own twenty percent (20%) or more of the combined voting power of the Company's outstanding securities;

(b) the sale or transfer of substantially all of the Company's assets to another corporation which is not a wholly-owned subsidiary of the Company;

(c) any merger or consolidation of the Company with another corporation, where less than twenty percent (20%) of the outstanding voting shares of the surviving or resulting corporation are owned in the aggregate by the Company's former shareholders; and

(d) any tender offer, exchange offer, merger, sale of assets and/or contested election which results in a change in a majority of the Company's Board of Directors.

The amount paid to Executive pursuant to this Section 12 will be deemed severance pay in consideration of Executive's past services to the Company and his continued services from the date of this Agreement, and shall be paid, in addition to any and all other payments to be made and benefits available to Executive pursuant to this Agreement. Executive will have no duty to mitigate his damages by seeking other employment, nor will Executive's severance pay pursuant to any provision of this Section 12 be reduced or offset by any such future earnings.

13. Delegation of Duties and Assignment of Rights. Executive may not delegate the performance of any of his/her obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of the Company. Any such purported delegation or assignment in the absence of any such written consent shall be void. The Company may assign all of its rights and obligations under this Agreement in writing, with notice to Executive, to a person or entity acquiring the principal assets used or useful in the operation of the Company's business or portion thereof for which Executive is involved. In the event of an assignment by the Company, each reference in this Agreement to the Company shall include the assignee from and after the date of such assignment.

14. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Executive, and their respective heirs, personal and legal representatives, successors and permitted assigns. Executive shall have no right or power to assign this Agreement.

15. Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Kansas.

15. Severability. The provisions of this Agreement (including particularly, but not limited to, the provisions of Sections 6, 7, 8, and 9 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

16. Notices. Any notice required to be given hereunder shall be sufficient and deemed given when in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, or by courier service, to his last known residence in the case of Executive, and to its principal office in the case of the Company, Attn:
Chairman, First American Capital Corporation.

17. Remedies. Executive acknowledges and agrees that a breach by him/her of the provisions of this Agreement will cause the Company irreparable injury and damage. Executive, therefore, expressly agrees that the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him/her, and to secure its enforcement, in addition to any other remedy to which the Company might be entitled. Executive and the Company expressly waive the posting of any bond or surety required prior to the issuance of an injunction hereunder. However, in the event that the court refuses to honor the waiver of bond hereunder, Executive and the Company hereby expressly agree to a bond in the amount of $100.00. Any and all of the Company's remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

18. Jury Trial. The company and employee hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter arising out of or in any way connected or related to this agreement.

19. Termination of Prior Agreements. All prior agreements and/or arrangements, oral or written, relating to the employment of the Executive by the Company and/or its subsidiaries, including the termination of such employment, are hereby terminated and superseded by this Agreement.

20. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and Executive with respect to the employment herein referred to, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of or breach of this Agreement at any time shall be deemed a waiver of any other provision or subsequent breach of this Agreement at such time or will be deemed a valid waiver of such provision or subsequent breach at any other time.

21. Option to Purchase Company Stock.   See Exhibit B.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the day and year first above written.

THE COMPANY:




By:	/s/ Harland E. Priddle
	Name: Harland E. Priddle
	Title: Chairman of the Board

EMPLOYEE: /s/ John Van Engelen

EXHIBIT A

PRESIDENT/CHIEF EXECUTIVE OFFICER
FIRST AMERICAN CAPITAL CORPORATION
FIRST LIFE AMERICA CORPORATION

Serve as the senior management officer for day-to-day operations

Supervise all department directors in the organization

Develop management systems that provides information for company growth, profitability and identification of areas of concern

Be responsible for the development of policies and procedures

Communicate with stockholders on an established schedule

Keep the Board of Directors fully informed of the operations and status of the company

Develop, implement and manage the strategic and business plans to insure the long-term growth of the company and to insure that the company achieves its goals and objectives and is profitable for the stockholders

Represent the company and project an immediate favorable impression

Exhibit strong leadership and management capabilities

Display a strong but flexible personality with solid business acumen and a make-things-happen, results-oriented mentality

Be customer-focused for both internal and external constituencies

Be tactful and diplomatic with good listening skills and be strong team oriented leader

Initiate action based on the organization's priorities-a problem solver with high work ethic

Learn and not be afraid to tackle new situations

Any other duties normally attendant with the position of President/CEO or as assigned from time to time by the Board of Directors of the Company

EXHIBIT B
PERFORMANCE BONUS AND
OPTION TO PURCHASE COMPANY STOCK
Performance Bonus:

If, at the end of any calendar year of employment under this Agreement, Executive's annual performance is determined by the Company's Board of Directors to be satisfactory, the Company shall pay Executive a bonus of not less than twenty percent (20%) of Executive's annual gross salary for such calendar year. For purposes of this paragraph, Executive's performance will be measured against the responsibilities outlined in Exhibit A.

This performance bonus shall be payable within 30 days after the end of the applicable year, and shall be paid, at Executive's election, either in cash or in shares of Company stock (with the number of shares determined on the basis of the book value of the stock on the last day of the calendar year), or partly in cash and partly in shares of stock. However, Executive must be employed on the last day of the applicable calendar year to be entitled to such performance bonus.
Option to Purchase Company Stock:

At the time of signing and for a ninety day period thereafter, the Executive will be offered the opportunity to purchase
10,000 shares of Company stock at current book value, currently $2.11 per share .

EXHIBIT C

Benefit Plans


1. Health insurance for Executive and his dependents. Executive will use COBRA benefits, if necessary, until the Company's plan is in effect and the Company will reimburse Executive for the premiums paid.

2. Automobile allowance of $400 per month with the understanding that automobile mileage for in state travel business will be paid at the rate of $.14. If automobile is used for out of state travel, the rate of reimbursement will be the approved level, currently at $.36.

3. Participation in IRA, with employer contribution of 3% of Base Salary per year (but not to exceed the amount in effect for such taxable year under section 219(b)(1)(A) of the Internal
Revenue Code).

4. Executive shall be entitled to fifteen working days vacation per year, to be taken at times during the year at the discretion of Executive. However, in scheduling said vacation, Executive agrees to do so in such a manner that will not materially adversely impact upon the operations of the Company.

5. Cell phone and laptop computer, which shall remain the property of the Company. Cell phone and laptop computer are intended for business use.

6. Relocation allowance to cover cost of moving from current
location to Topeka, Kansas.   Company will also pay cost of
maintaining separate residence for a period of ninety days in the event selling of current residence and purchasing a home does not allow for concurrent travel of Executive and family.

7. Executive will be provided a $2,000 funding level to pursue professional education opportunities, attendance at industry seminars related to executive management and assigned responsibilities and other activities/events that furthers the professional development of the executive.